Exhibit 10.16

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

LICENSE AGREEMENT

This LICENSE AGREEMENT (this “Agreement”) is entered into effective as of February 23, 2014 (the “Effective Date”) between GENSIGHT BIOLOGICS, S.A., a French corporation with offices at 89, rue du Faubourg St Antoine 75011 Paris (“GenSight”), and AVALANCHE BIOTECHNOLOGIES, INC., a Delaware corporation with offices at 665 Third Street, Suite 280, San Francisco, CA 94107 (“Avalanche”).

BACKGROUND

WHEREAS, GenSight is engaged in the business of development and commercialization of gene therapy based treatments of retinal degenerative diseases and desires to use Avalanche’s proprietary AAV2-7m8 (as defined below) vectors to deliver GenSight’s proprietary genes encoding Halorhodopsin (“HR”), Channelrhodopsin (“ChR”) and Rod-derived Cone Viability Factor (“RdCVF”) to treat ocular diseases in humans;

WEREAS, Avalanche has obtained certain rights to AAV2-7m8 from the Regents (as defined below) under the Head License (as defined below) and wishes to sublicense certain of these rights to GenSight hereunder; and

WHEREAS, subject to the terms and conditions set forth in this Agreement, Avalanche desires to grant to GenSight, and GenSight desires to receive from Avalanche, a non-exclusive license under certain patents and patent applications owned or controlled by Avalanche.

NOW, THEREFORE, the Parties agree as follows:

AGREEMENT

1.	DEFINITIONS. As used in this Agreement:

1.1 “AAV2 7m8” means the recombinant adeno-associated virus serotype 2 7m8 vector, with the specified sequence set forth in Exhibit A, Part II.

1.2 “Affiliates” means, with respect to a Party to this Agreement, any Persons directly or indirectly controlling, controlled by, or under common control with, such other Person. For purposes hereof, the term “controlled” (including the terms “controlled by” and “under common control with”), as used with respect to any Person, shall mean the direct or indirect ability or power to direct or cause the direction of management policies of such Person or otherwise direct the affairs of such Person, whether through ownership of equity participation, voting securities, beneficial interest, by contract or otherwise.

1.3 “BLA” means Biologies Licensing Application, or its foreign equivalent.

1.4 “ChR Field” means the treatment of ocular diseases in humans by in vivo and/or ex vivo administration of GenSight’s proprietary ChR genes. GenSight proprietary ChR genes means genes encoding (i) [**] Channelrhodopsin, or (ii) a [**] described in subsection (i) that has [**] described in subsection (i).

1.5 “Damages” means any and all costs, losses, claims, liabilities, fines, penalties, damages and expenses, court costs, and reasonable fees and disbursements of counsel, consultants and expert witnesses incurred by a Party hereto (including any interest payments which may be imposed in connection therewith).

1.6 “Diligence” means commercially reasonable efforts to [**], consistent with accepted business practices and legal requirements, and comparable to efforts in the gene-therapy industry applicable to the development of

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compounds at an equivalent stage of development and similar market potential. With regard to the assessment of such market potential, the Parties agree to take into account efficacy, safety, approved labeling, the competitiveness of alternative compounds in the marketplace, the patent and other proprietary position of the compounds, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the compound alternative and other relevant factors.

1.7 “Fields of Use” means, collectively, the HR Field, the ChR Field and the RdCVF Field.

1.8 “First Commercial Sale” means the first commercial sale of a Licensed Product by GenSight, its Affiliates or its sublicensees to an independent third party following regulatory approval in the applicable country of sale.

1.9 “7m8 Improvement” means any patents or patent applications covering an invention, the manufacture, use or sale of which would be covered by or is within the scope of a claim of the Licensed Patents.

1.10 “Head License” means the license agreement by and between Avalanche and the Regents of the University of California (“Regents”), which is attached hereto for reference in redacted form.

1.11 “HR Field” means the treatment of ocular diseases in humans by in vivo and/or ex vivo administration of GenSight’s proprietary HR genes. GenSight proprietary HR genes means genes encoding (i) [**] Halorhodopsin, or (ii) [**] described in subsection (i) that has [**] described in subsection (i).

1.12 “Licensed Patents” means the patents listed on Exhibit A, Part I and any substitutions, divisionals, continuations, continuations-in-part to the extent of claims supported by the disclosure in such patents or patent applications to which they claim priority, provisional applications, reissues, renewals, re-examinations, extensions, and supplementary protection certificates of such patents and patent applications, as well as foreign counterparts of any of the foregoing.

1.13 “Licensed Product(s)” means any product or services or part thereof that comprises AAV2 7m8, including but not limited to pharmaceutical compositions, kits, compositions of matter, articles of manufacture, materials, and products, the manufacture, use, sale, offer for sale, or import of which is covered by a Valid Claim under the Licensed Patents.

1.14 “License” means the sublicense granted by Avalanche to GenSight in Section 2.1 (License Grant) and all rights under such sublicense.

1.15 “Net Sales” means, with respect to the Licensed Products, the gross amount invoiced by GenSight, its Affiliates, and Sublicensees to unrelated third parties (excluding any Sublicensee) for the Licensed Products, less the following deductions or allowances to the extent actually taken, granted, or incurred by the selling entity:

(a) credits or allowances, if any, given or made on account of rejection or return of delivered Licensed Products;

(b) trade and quantity discounts actually allowed and taken in such amounts as are customary in the trade; and

(c) duties, sales taxes, and excise taxes and transportation charges to third party carriers actually paid by or on behalf of the party making the sale.

“Net Sales” shall exclude amounts invoiced for any Licensed Product furnished to a third party for which [**], including but not limited to Licensed Products [**] and Licensed Products [**]. Net Sales will be determined in accordance with general accepted accounting principled of the United States, consistently applied.

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The term “Combination Product” means any product that comprises a Licensed Product and at least one other active product component that is not a Licensed Product. For purposes of determining Net Sales of a Combination Product, Net Sales of the Combination Product will be calculated by multiplying the Net Sales of the Combination Product by the fraction A/(A+B), where A is the gross invoice price of the Licensed Product when sold separately in a country and B is the gross invoice price of the other product(s) included in the Combination Product when separately in such country. In the event that there have been no separate sales of a Licensed Product in a country, but there have been separate sales of all other product(s) in the Combination Product in such country, Net Sales of the Combination Product shall be the difference between the gross selling price of the Combination Product and that of the other product(s). In the event that not all of the other product(s) included in a Combination Product have had separate Sales, Net Sales of the Combination Product shall be calculated by multiplying the Net Sales of the Combination Product by a fraction that reflects the value contributed by the Licensed Product, which in no event shall be less than the fraction C/(C+D), where C is the fully burdened manufacturing cost of the Licensed Product and D is the fully burdened manufacturing cost of the other product(s) contained in the Combination product, such cost being calculated in accordance with U. S. generally accepted accounting principles and the conversion computation will be documented by Company.

1.16 “Person” means a natural person, a corporation, a partnership, a trust, a joint venture, a limited liability company, any governmental authority or any other entity or organization.

1.17 “Permitted Delay” means any one of the following: (i) delay relating to [**] resulting from [**] by a [**] ; (ii) delay [**] by a [**] or (iii) delay resulting from [**].

1.18 “Phase 1 Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(a).

1.19 “Phase I/IIb Clinical Trial” means a human clinical trial to be conducted by GenSight that would satisfy the requirements for a Phase I Clinical Trial and a Phase II Clinical Trial, as set forth in the initial Development Plan.

1.20 “Phase II Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(b) and that is designed to support and immediately precede the initiation of a Phase III Clinical Trial without any further phase II trials by evaluating the dose-dependent effectiveness of a pharmaceutical product for a particular indication or indications in patients with the disease or condition under study and to determine the common side effects and risks associated with the pharmaceutical product.

1.21 “Phase III Clinical Trial” means a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c). “Pivotal Clinical Trial” means a clinical study conducted among the intended patient population, of a size and rigor sufficient to support the filing of an application for Regulatory Approval of a Licensed Product, which may render a Phase III Clinical Trial unnecessary.

1.22 “RdCVF Field” means the treatment of ocular diseases in humans by in vivo and/or ex vivo administration of GenSight’s proprietary RdCVF genes. GenSight proprietary RdCVF genes means genes encoding (i) [**], or (ii) [**] described in subsection (i) that has [**] described in subsection (i).

1.23 “Regulatory Approval” means (a) in the United States, approval by the United States Food and Drug Administration, or any successor thereto (“FDA”), of a BLA, or equivalent application, for marketing approval and satisfaction of any related applicable FDA registration and notification requirements (if any) and (b) in any country other than the United States, approval by the Regulatory Authority in such country of a single application or set of applications comparable to a BLA.

1.24 “Regulatory Authority” means the FDA in the United States or the equivalent governmental agency having jurisdiction in any other country in the Territory.

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1.25 “Territory” means the world, unless GenSight’s license terminates with respect to a country or countries pursuant to Section 3.l(c), in which case the Territory shall exclude any country in which GenSight’s license so terminated.

1.26 “Valid Claim” means for any country, a claim of an issued patent that has not expired or been held unpatentable, invalid, or unenforceable by a court or other government agency of competent jurisdiction in an unappealed or unappealable decision or has not been admitted to be invalid or unenforceable through reissue, re-examination, disclaimer, or otherwise, or a claim of a patent application that has been filed in good faith and not abandoned or withdrawn, and which has not been pending before the applicable patent office for a period greater than [**] years from the original date of filing, provided that if a pending patent application becomes an issued patent at any time after the expiration of such [**] year period, the claims of such issued patent shall be Valid Claims from the date upon which they issue.

2.	LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement and except as expressly reserved by Avalanche herein and/or set forth in the Head License, Avalanche hereby grants to GenSight a non-exclusive, non-transferable (except in accordance with Section 10.8 below), royalty-bearing license in the Territory, with the right to sublicense (but only in accordance with Section 2.2 below) under the Licensed Patents it obtained from the Regents under the Head License, to use, make, have made, import, sell, and offer for sale Licensed Products solely in the Fields of Use.

2.2 Further Sublicenses.

(a) Subject to the terms and conditions herein, GenSight shall have the right to further sublicense the License granted to it above to its Affiliates and/or to multiple third parties (“Sublicensees”); provided that:

(i) It may grant a sublicense to only one additional tier of Sublicensees with no further right to such Sublicensee to further sublicense such rights;

(ii) It shall remain responsible for its performance under this Agreement and for the performance of its Sublicensees;

(iii) it may grant a sublicense only to Sublicensees the extent such sublicense is commercially reasonable, useful or necessary for the development and/or commercialization of Licensed Products in accordance with this Agreement and the Head License;

(iv) such sublicense is subject to a written sublicense agreement (in English) and is bound by all of the applicable terms, conditions, obligations, restrictions and other covenants of this Agreement and the Head License that protect or benefit the Regents’ (and, if applicable, the U.S. Government’s and other sponsors’) and Avalanche’s rights and interests;

(v) GenSight, within [**] days after issuing any further sublicense, furnishes to Avalanche for delivery to Regents, [**], all material terms of any such sublicenses, pertaining to [**]’ interests, including the Sublicensee’s name and address;

(vi) The sublicense shall contain a provision providing for the Sublicensee to indemnify, hold harmless, and defend Regents and its officers, employees, and agents; sponsor(s) of the research that led to the Inventions (as such term is defined in the Head License); and the inventors of any patents and patent applications under Licensed Patents and their employers against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of the sublicense. This indemnification shall include, but not be limited to, any product liability.

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(b) GenSight hereby agrees that any and all terms or conditions in any sublicense that directly or indirectly conflict with this Agreement or the Head License shall be void and not binding on either Avalanche or the Regents.

(c) Upon termination of the Head License for any reason, the License, as long as GenSight is in compliance with this Agreement as of the date of such termination, will survive such termination (as a direct license from Regents), provided that (a) the License shall be subject to the same non-financial terms and conditions as those in the Head License, except that Regents will not be bound to perform any duties or obligations set forth in this Agreement that extend beyond the duties and obligations of Regents set forth in the Head License; (b) GenSight (or if there is at such time more than one Sublicensee of Avalanche, such Sublicensees severally and jointly) shall be required to make any annual maintenance payments due pursuant to Paragraph 5.2 of the Head License or any minimum annual royalties due pursuant to Paragraph 6.7 of the Head License; and (c) GenSight (or if there is at such time more than one Sublicensee of Avalanche, such Sublicensees severally and jointly) shall be required to make any other monetary payment(s) that, had the Head License not been terminated, Avalanche would have been required to make under the Head License as a result of the License to or activities of GenSight.

2.3 Entity Status. GenSight shall have a continuing responsibility to keep Avalanche informed of the large/small entity status, as defined in 15 U.S.C. 632, of itself and its Sublicensees.

2.4 Manufacture. The Inventions (as such term is defined in the Head License) was funded in part by the U.S. Government. In accordance with United States Public Law 96-517 as amended by United States Public Law 98-620, to the extent required by law or regulation, any product covered by patent applications or patents claiming the Inventions and sold in the United States will be substantially manufactured in the United States.

2.5 No Implied License. Except as expressly provided in Section 2.1, nothing in this Agreement is intended to confer, by implication, estoppel, or otherwise, upon GenSight a license to or rights in any intellectual property rights of Avalanche.

2.6 No Challenges. GenSight agrees that it will not challenge or contest, or assist anyone else in challenging or contesting, in connection with any legal proceeding or otherwise, the validity or enforceability of any Licensed Patent and it will ensure that each sublicense agreement contain a similar provision. GenSight’s failure to comply with this Section 2.6 will be deemed a material breach of this Agreement and grounds for termination of this Agreement by Avalanche pursuant to Section 9.2(d), in addition to all other remedies Avalanche may have. The foregoing shall not be construed as preventing GenSight from complying with a valid court order, SEC rule, accounting rule or other government regulation.

2.7 7m8 Improvements. GenSight shall promptly notify, in writing all 7m8 Improvements made by or on behalf of GenSight, its Affiliates or Sublicensees to Avalanche.

GenSight hereby grants to Avalanche a worldwide royalty-free, fully paid up, non-exclusive, non-sublicensable (except it shall be sublicenseable to Avalanche Affiliates) license to make, use, offer for sale, sell and import to such 7m8 Improvements outside of the Field of Use.

3.	DILIGENCE

3.1 Development, Manufacture and Commercialization.

(a) GenSight shall use Diligence to develop, manufacture and commercialize (including obtaining Regulatory Approval for) the Licensed Product at its own cost and expense, either by itself or through its Sublicensees, in the Fields of Use in accordance with the development plan attached hereto as Exhibit C, which

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is incorporated herein by reference (the “Development Plan”). For clarification, this obligation shall not prevent GenSight from exercising any right to develop and commercialize other compounds outside of the scope of this Agreement; provided, however, that such other development and commercialization activities shall not qualify as a reason to extend the timelines for or fail to meet the timelines for the Diligence Benchmarks set forth below. In addition to its obligations set forth in the preceding sentences, GenSight specifically commits to achieving, the following objectives in its Diligence under this Agreement (collectively, such objectives, the “Diligence Benchmarks”):

(i) Approval of IND (or foreign equivalent) and dosing of the first patient in a Phase I/IIb Clinical Trial within [**] months of the Effective Date of this Agreement [**];

(ii) Dosing of the first patient in a Pivotal Clinical Trial within [**] months of the Effective Date of this Agreement [**];

(iii) Submission for BLA or conditional BLA approval within the earlier of: (a) [**] months of completion of the Pivotal Clinical Trial plus any Permitted Delay, and (b) [**] months of the Effective Date of this Agreement [**];

(iv) First Commercial Sale within [**] months of the conditional BLA approval [**].

(b) GenSight will provide Avalanche with prompt written notice in the event that (a) GenSight’s Diligent efforts to develop, manufacture and commercialize a Licensed Product substantially ceases for a period of at least [**] months; (b) GenSight makes a determination to discontinue development, manufacture or commercialization of Licensed Product; or (c) GenSight decides not pursue Regulatory Approval in all countries.

(c) If GenSight is unable to meet any of the Diligence Benchmarks set forth in Section 3. l (a) above, then Avalanche will so notify GenSight of failure to perform. GenSight will have the right and option to extend the target date of any such Diligence Benchmarks for a period of twelve (12) months upon the payment of fifty thousand dollars ($50,000) within [**] days of the date to be extended for each such extension option exercised by GenSight. Additional extensions may be granted only by mutual written agreement of the parties to this Agreement. These payments set forth in this Section 3.1(c) are in addition to the milestone, royalty and other payments specified in Section 4. Should GenSight opt not to extend the timeline for a Diligence Benchmark or fail to meet the extended timeline by the extended target date, then Avalanche shall have the right and option to terminate the License and this Agreement entirely or on a country-by-country basis.

(d) If GenSight’s License terminates in part pursuant to Section 3.1(c), then the countries in which GenSight has lost its License shall be automatically removed from the Territory.

(e) Avalanche and GenSight each agree to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or proper to make effective the transactions contemplated by this Agreement, including such actions as may be reasonably necessary to obtain approvals and consents of governmental Persons and other Persons (including, without limitation, all applicable drug listing and notifications to the relevant Regulatory Authority identifying GenSight as the licensee of the Licensed Product).

3.2 Starting October 31, 2014 and every [**] months thereafter, GenSight will submit to Avalanche a written progress report in English which shall describe the development, manufacture and commercialization of all Licensed Products by GenSight and its Sublicensees during the prior [**] month period. These progress reports will be made for all development activities until the First Commercial Sale occurs.

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3.3 Each progress report will be a sufficiently detailed summary of activities of GenSight and any Sublicensees so that Avalanche may evaluate and determine GenSight’s progress in development of Licensed Products, and in meeting the Diligence Benchmarks under Section 3.1(a), and will include (but not be limited to) the following: summary of work completed and in progress; current schedule of anticipated events and milestones, including Diligence Benchmarks under Section 3. l(a); anticipated market introduction dates for the Territory; and Sublicensee’s activities during the reporting period. GenSight shall respond to questions from Avalanche regarding any progress report and provide additional related information as reasonably requested by Avalanche.

3.4 GenSight also will report to Avalanche in its immediately subsequent progress and royalty reports (as set forth in Section 5.1), following the date of First Commercial Sale.

3.5 GenSight shall respond to questions from Avalanche regarding any progress report and provide additional related information as reasonably requested by Avalanche.

3.6 As between the Parties, GenSight shall have full control, authority and responsibility for the development, manufacture and commercialization of the Licensed Product including pricing and reimbursement, product advertising and promotional materials, packaging, sales force training and all interactions with regulatory authorities regarding the commercialisation of the Licensed Product including as applicable those related to recall or market withdrawal of the Licensed Product.

4.	PAYMENTS

4.1 License Fee. In partial consideration for the License granted hereunder, GenSight shall pay Avalanche within fourteen (14) calendar days of the Effective Date, a one-time license fee of Thirty Thousand U.S. Dollars ($30,000).

4.2 Reimbursement of Patent Expenses.

(a) Past Expenses. As reimbursement for past costs of preparing, filing, prosecuting, and maintaining all United States and foreign patent applications, and patents under the Licensed Patent (“Patent Expenses”), GenSight shall pay to Avalanche One Hundred Forty Five Thousand U.S. Dollars ($145,000) within fourteen (14) calendar days of the Effective Date.

(b) Ongoing Patent Expenses. GenSight shall reimburse Avalanche for present and future Patent Expenses up to a maximum of thirty thousand U.S. dollars ($30,000) per year. Avalanche shall submit invoices for such Patent Expenses from time to time and payment by GenSight shall be due on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter for the term of the Agreement.

4.3 Maintenance Fee. In partial consideration for the License granted hereunder, GenSight shall pay Avalanche an annual license maintenance fee beginning on the first anniversary of the Effective Date and on each anniversary of the Effective Date thereafter for the term of the Agreement. The license maintenance fee shall be thirty thousand U.S. dollars ($30,000) minus the Patent Expenses paid under Section 4.2(b) by GenSight for the prior year.

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4.4 Milestone Payments. Within [**] days of GenSight and/or its Sublicensees achieving the milestone events listed below, payable on a product-by-product basis with respect to each Licensed Product, GenSight shall pay the below specified non-refundable fees to Avalanche:

Milestone Event [**]	Payment for License

4.5 Royalties. In partial consideration for the License granted hereunder, GenSight shall pay to Avalanche royalties (“Royalty Payments”) on incremental annual Net Sales of Licensed Products by GenSight, its Affiliates and Sublicensees as set forth in the table below. The Royalty Payments shall be due along with the reports required under Section 5.1.

Royalty Rate	Cumulative Annual Net Sales of ail Licensed Products Worldwide
[**]%	Up to and including $[**]
[**]%	In excess of $[**] and up to and including $[**]
[**]%	In excess of $[**]

By way of example, if Net Sales of Licensed Products equals [**] U.S. dollars ($[**]USD) in a calendar year, the royalty rate on the first [**]U.S. dollars ($[**]USD) of Net Sales will be [**]percent ([**]%) and the royalty rate on the remaining [**]U.S. dollars ($[**] USD) of Net Sales will be [**] percent ([**]%).

GenSight’s obligation to pay royalties with respect to each Licensed Product in each country in the Territory shall apply and continue for so long as one or more Valid Claim of the Licensed Patents cover the manufacture, use or sale of such Licensed Product in such country at the time when the Licensed Product is manufactured, used or sold in such country.

4.6 Third Party Royalties. In the event that GenSight obtains a license from a third party to avoid infringement of such third party’s rights in order to manufacture, use, or commercialize a given Licensed Product and if the royalties required to be paid to such third party for such license, together with those royalties payable to Avalanche, exceed [**]% of Net Sales for any Licensed Product, then the royalty owed to Avalanche for that Licensed Product will be reduced by an amount calculated as follows:

STACKING ROYALTY CALCULATIONS

R = (C * (A / (A+B)))

Where

R = reduction of Avalanche royalty, A = unreduced Avalanche royalty,

B = sum of all third party royalties,

C = increment of projected total royalty above [**]%.

Notwithstanding the foregoing, GenSight will pay Avalanche no less than [**]% of the scheduled royalties GenSight would otherwise pay to Avalanche if there were no royalties due to third parties. Royalty Payments shall be made within [**] days after the end of each calendar quarter for which royalties are due.

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4.7 All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to such bank account designated in writing by Avalanche from time-to-time. All payments hereunder shall be made in U.S. dollars. In the event that the due date of any payment is a Saturday, Sunday or national holiday, such payment may be paid on the following business day. Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by Bloomberg on the date such payment is due.

5.	ROYALTY REPORTS, RECORDS AND AUDITS

5.1 Royalty Reports. After the First Commercial Sale of Licensed Product anywhere in the Territory, GenSight will make quarterly royalty reports to Avalanche within [**] days after the quarters ending March 31, June 30, September 30, and December 31, of each year. Each such royalty report will include at least the following:

(a) The number of Licensed Products manufactured and the number sold;

(b) Gross revenue from the sale of Licensed Products;

(c) Net Sales pursuant to Section 1.15 of Licensed Products in each country by GenSight or its Affiliates or Sublicensees;

(d) Total royalties due Avalanche; and

(e) Names and addresses of any new Sublicensees along with a summary of the material terms of each new sublicense agreement entered into during the reporting quarter.

5.2 If no sales have occurred during the report period, a statement to this effect is required in the royalty report for that period.

5.3 With respect to sales of the Licensed Product invoiced in a currency other than U.S. Dollars, the Net Sales and amounts due to Avalanche hereunder shall be expressed in the U.S. Dollar equivalent calculated on a monthly basis in the currency of the country of sale and converted to their dollar equivalent using the official rate of exchange as determined by [**]. GenSight will, at Avalanche’s request, inform Avalanche as to the specific exchange rate translation methodology used for a particular country or countries. Amounts shown to have accrued by each sales report shall be due and payable on the date such sales report is due.

5.4 Records. GenSight and its Affiliates and Sublicensees, shall keep accurate books and records relating to the financial performance of the Licensed Product in sufficient detail to enable the Royalty Payments due to be determined and verified by the audit described in Section 5.5_ for at least [**] years following the period in which such obligations arose. Additionally, if laws or regulations require the withholding of taxes, the taxes will be deducted by GenSight from the Royalty Payments and remitted by GenSight to the proper tax authority. Proof of payment shall be provided to Avalanche within [**] days after payment. GenSight will reasonably cooperate in pursuing the refund of such tax, if such refund is appropriate in Avalanche’s determination.

5.5 Audits. During the term of this Agreement plus [**] months after termination or expiration of this Agreement, Avalanche shall have the right, during regular business hours and upon reasonable advance notice, to have such books and records audited by an independent certified accountant, so as to verify the accuracy of the information previously reported to Avalanche. Such information shall be GenSight Proprietary Information and, as such, subject to confidentiality obligations pursuant to Section 10.1. The independent certified accountant

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shall keep confidential any information obtained during such audit and shall report to Avalanche only the amounts of Royalty Payments due and payable. The cost of such audit shall be borne by Avalanche; however, in the event such audit reveals that the Royalty Payments to Avalanche constitute an underpayment of [**] percent ([**]%) or more from that revealed by the audit to be actually owed, the cost of the audit shall be borne by GenSight. GenSight shall include in all sublicenses granted as permitted under Section 2.2 an audit provision substantially similar to the foregoing requiring the Sublicensee to keep full and accurate books and records relating to the Licensed Product and granting Avalanche the right to audit the accuracy of the information reported by the Sublicensee in connection therewith on the same terms as apply to an audit of GenSight’s records hereunder.

5.6 Taxes. Avalanche shall be responsible for and will indemnify and hold GenSight harmless from payment of any taxes, fees, duties, and other governmental charges (collectively, “Taxes”), and any related penalties and interests, arising from the payment of any fees and royalties owed to Avalanche under this Agreement. If GenSight is required by law to withhold any Tax from the payment of royalties to Avalanche, GenSight will, at Avalanche’s request, provide documentation showing that the amount withheld was paid to the appropriate tax authorities.

6.	PATENT PROSECUTION, MAINTENANCE AND ENFORCEMENT

6.1 Patent Prosecution and Maintenance. As between the Parties, Avalanche will be responsible for and retain sole control over the prosecution, filing, maintenance, and enforcement of all Licensed Patents, including all fees and costs relating thereto. Avalanche will promptly notify GenSight in writing of (i) the issuance as patent of any Licensed Patent that has not yet issued as patent, (ii) the expiration and/or invalidation of any Licensed Patent in any country. Licensor shall consider in its discretion to prepare or amend any patent application to include claims reasonably requested by GenSight to protect the Licensed Product contemplated to be sold or to be practiced under this Agreement.

6.2 Infringement.

(a) Notice. Each Party shall promptly notify the other in writing of any alleged infringement by third parties of any Licensed Patent and provide any information available to that Party relating to such alleged infringement or misappropriation.

(b) Enforcement of Licensed Patents. As between the Parties, Avalanche shall have the primary right, but not the obligation, to take action to secure the cessation of the infringement or to enter suit against the infringer. Any such action will be at Avalanche’s expense, employing counsel of its own choosing. Notwithstanding the foregoing, in the event that, Avalanche after being notified by GenSight of infringement of a Licensed Patents, Avalanche fails to secure the cessation of the infringement or to enter suit against the infringer, GenSight may take action on its own and at its own expense. Any amount recovered in an action or suit to enforce the Licensed Patents shall [**], including [**] , except that if Avalanche is the Party bringing such action, such amount shall [**] for the purposes of [**].

(c) Procedures. No settlement, consent judgment, or other voluntary final disposition of the suit may be entered into without the consent of each Party, which consent shall not be unreasonably withheld or delayed. In the event of any infringement suit against a third party brought by any Party pursuant to this Section 6.2, the other Party shall join in and reasonably cooperate with respect to such action to the extent necessary to initiate and maintain it (e.g., by providing relevant documents, witnesses and testimony, etc.).

(d) Infringement of Third Party’s Rights. If a third party asserts that a patent or other right owned by it is infringed by the practice of the Licensed Patents pursuant to the License granted to GenSight under Section 2.1, GenSight may attempt to resolve the problem raised by the asserted infringement. If the practice of

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the Licensed Patents results in a claim for patent infringement against GenSight, the Party to this Agreement first having notice of that claim shall promptly notify the other Party in writing. The notice shall set forth the facts of the claim in reasonable detail. As between the Parties, Avalanche shall have the primary right to defend any such claim. GenSight shall have the right, but not the obligation, to participate in any such suit at its sole option and at its own expense. Each Party shall reasonably cooperate with the Party conducting the defense of the claim. Neither Party shall enter into any settlement that affects the other Party’s rights or interests without such other Party’s written consent, not to be unreasonably withheld.

(e) Deemed Breach of Covenant. Neither Avalanche nor GenSight shall be deemed to be in breach of any covenant contained in this Section 6 if such Party’s deemed breach is the result of any action or inaction on the part of the other Party.

(f) Use of Names, Logos or Symbols. No Party hereto shall use the name, trademarks, ·logos, physical likeness, employee names or owner symbol of the other Party hereto for any purpose, including, without limitation, in connection with any private or public securities placements, without the prior written consent of the affected Party, such consent not to be unreasonably withheld or delayed so long as such use of name is limited to objective statements of fact, rather than for endorsement purposes. Nothing contained herein shall be construed as granting either Party any rights or license to use any of the other Party’s trademarks or trade names without separate, express written permission of the owner of such trademark or trade name.

7.	REPRESENTATIONS AND WARRANTIES; COVENANTS

7.1 Corporate Existence and Power. As of the Effective Date, each Party represents and warrants to the other that it (a) is a corporation duly organized, validly existing and in good standing under the laws of the state in which it is incorporated, and (b) has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted hereunder.

7.2 Authority. As of the Effective Date, each Party represents and warrants to the other that it (a) has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder, and (c) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms.

7.3 Absence of Litigation. As of the Effective Date, each Party represents and warrants to the other that it is not aware of any pending or threatened litigation (and has not received any communication relating thereto) which alleges that such Party’s activities related to this Agreement have infringed, or that by conducting the activities as contemplated herein such Party would infringe, any of the intellectual property rights of any other person. Avalanche represents and warrants that, to its actual knowledge, there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights licensed hereunder.

7.4 No Approvals or Consents. Except as otherwise described in this Agreement, each Party represents and warrants to the other that all necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

7.5 Patents. Avalanche represents and warrants to GenSight that as of the Effective Date, to the best of its knowledge, it has sufficient legal and/or beneficial title and ownership under its intellectual property rights necessary for it to fulfill its obligations under this Agreement and that it is not aware of any communication

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alleging that it has infringed, or by conducting its business as contemplated by this Agreement would infringe, any of the intellectual property rights of any other person, and that to the best of its knowledge there is no material unauthorized use, infringement or misappropriation of any of its intellectual property rights relevant to this Agreement. As used herein, “intellectual property rights” shall mean all patent rights, copyrights, trademarks, trade secret rights, chemical and biological material rights and know-how rights necessary or useful to make, use or sell the Licensed Product. Avalanche represents and warrants that in respect of the Head License to its knowledge (i) Avalanche has the full legal right and authority to grant the full and unencumbered scope of rights and license that it purports to grant to GenSight under this Agreement, (ii) as of the Effective Date the Head License Agreement is valid and enforceable, has not been terminated and Avalanche has not breached the Headlicense or received any notice of any breach of the Headlicense by Avalanche.

7.6 No Conflict. Each party represents and warrants to the other that the execution and delivery of the Agreement by such Party and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of articles of incorporation or bylaws of such Party in any material way, and (b) do not conflict with, violate or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

7.7 No Debarment. Each Party represents and warrants to the other that it will comply at all times with the provisions of the Generic Drug Enforcement Act of 1992 and will upon request certify in writing to the other that neither it, its employees nor any person providing services to such Party in connection with the Licensed Product have been debarred under the provisions of such Act.

7.8 Implied Warranties. EXCEPT AS EXPRESSLY PROVIDED IN THIS SECTION 7, AVALANCHE MAKES NO REPRESENTATION OR WARRANTY AS TO THE LICENSED PATENTS, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND AVALANCHE SPECIFICALLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES. Without limiting the foregoing, GenSight acknowledges that it has not and is not relying upon any implied warranty of merchantability, fitness for a particular purpose or otherwise, or upon any representation or warranty whatsoever as to the prospects (financial, regulatory or otherwise), or the validity or likelihood of success, of the Licensed Product after the date of this Agreement.

7.9 Governmental Filings. Avalanche and GenSight each agree to prepare and file whatever filings, requests or applications are required to be filed with any governmental authority in connection with this Agreement and to cooperate with one another as reasonably necessary to accomplish the foregoing.

8.	INDEMNIFICATION

8.1 Avalanche shall indemnify, defend and hold GenSight (and its directors, officers, employees, consultants, Affiliates or Sublicensees) harmless from and against any and all third party Damages incurred or suffered by GenSight (and its directors, officers, employees, consultants, Affiliates or Sublicensees) (excluding incidental or consequential Damages suffered or incurred by GenSight directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in tum, seeking the same from GenSight, which shall be covered by the indemnity set forth herein)) as a consequence of:

(a) any breach of any representation or warranty made by Avalanche in this Agreement; and

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of Avalanche contained in this Agreement.

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8.2 GenSight shall indemnify, defend and hold Avalanche (and its directors, officers, employees, consultants and Affiliates) harmless from and against any and all third party Damages incurred or suffered by Avalanche (and its directors, officers, employees, consultants, and Affiliates) (excluding incidental or consequential Damages suffered or incurred by Avalanche directly (as opposed to incidental or consequential Damages suffered or incurred by third parties who are, in tum, seeking the same from Avalanche, which shall be covered by the indemnity set forth herein)) as a consequence of:

(a) any breach of any representation or warranty made by GenSight in this Agreement;

(b) any failure to perform duly and punctually any covenant, agreement or undertaking on the part of GenSight contained in this Agreement; and

(c) any action or inaction by GenSight (and its agents, directors, officer, employees, consultants, Affiliates, and Sublicensees) after the Effective Date related to the making, using, selling, offering for sale or importing of the Licensed Product.

8.3 In addition, GenSight will indemnify, hold harmless, and defend Regents and its officers, employees, and agents; sponsor(s) of the research that led to the Inventions (as defined in the Head License, which definition is attached hereto in Exhibit B); and the inventors of any patents and patent applications under Regents’ Patent Rights (as defined in the Head License) and their employers against any and all claims, suits, losses, damages, costs, fees, and expenses resulting from or arising out of exercise of this License or any sublicense. This indemnification will include, but not be limited to, any product liability.

8.4 LIMITATION OF LIABILITY. NEITHER PARTY WILL BE LIABLE TO THE OTHER PARTY OR ANY THIRD PARTY FOR ANY CONSEQUENTIAL, INDIRECT, PUNITIVE, EXEMPLARY, SPECIAL, OR INCIDENTAL DAMAGES, INCLUDING ANY LOST PROFITS, ARISING FROM OR RELATING TO THIS AGREEMENT OR THE LICENSED PATENTS OR LICENSED PRODUCTS. THE LIMITATIONS OF LIABILITY IN THIS SECTION 8.4 WILL NOT APPLY TO EITHER PARTY’S INDEMNIFICATION OBLIGATIONS OR TO ANY BREACH OF THE CONFIDENTIALITY OBLIGATIONS IN THIS AGREEMENT.

8.5 Notice and Opportunity to Defend. Promptly after receipt by a Party hereto of notice of any claim which could give rise to a right to indemnification pursuant to Section 8.1, such Party (the “Indemnified Party”) shall give the other Party (the “lndemnifying Party”) written notice describing the claim in reasonable detail. The failure of an Indemnified Party to give notice in the manner provided herein shall not relieve the Indemnifying Party of its obligations under this Section 8, except to the extent that such failure to give notice materially prejudices the Indemnifying Party’s ability to defend such claim. The Indemnifying Party shall have control of any such matter involving the asserted liability of the Party seeking such indemnification, except as provided below. The Indemnifying Party shall promptly (and in any event not less than [**] days after receipt of the Indemnified Party’s original notice) notify the Indemnified Party in writing of such claim, and the Indemnified Party agrees to cooperate fully with the Indemnifying Party and its counsel costs incurred in connection with such cooperation shall be borne by the Indemnifying Party. If the Indemnifying Party elects in writing not to defend the asserted liability, or fails to notify the Indemnified Party of its election as herein provided, or fails to admit its obligation to indemnify under this Agreement with respect to the claim following a written request of the Indemnified Party, or, if in the reasonable opinion of counsel to the Indemnified Party, the claim could result in the Indemnified Party becoming subject to injunctive relief or relief other than the payment of money damages that could materially adversely affect the ongoing business of the Indemnified Party in any manner, the Indemnified Party shall have the right, at its option, to defend such asserted liability by its own counsel and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnifying Party hereunder. Notwithstanding the foregoing, neither the Indemnifying Party nor the

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

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Indemnified Party may settle any claim under this Section 8 over the written objection of the other or any claim that could reasonably result in an adverse effect on the other Party without such other Party’s consent; provided, however, that such consent to shall not be unreasonably withheld. In any event, the Indemnified Party and the Indemnifying Party may participate, at their own expense, in the defense of such asserted liability. If the Indemnifying Party defends any claim, the Indemnified Party shall make available to the Indemnifying Party any books, records or other documents within its control that are necessary or appropriate for such defense.

8.6 Indemnification Payment Adjustments. The amount of any Damages for which indemnification is provided under this Section 8 shall be reduced to take account of any net tax benefit and shall be increased to take account of any net tax detriment arising from the incurrence or payment of any such Damages or from the receipt of any such indemnification payment and shall be reduced by the insurance proceeds received and any other amount recovered, if any, by the Indemnified Party with respect to any Damages. If any Indemnified Party shall have received any payment pursuant to this Section 8 with respect to any Damages and shall subsequently have received insurance proceeds or other amounts with respect to such Damages, then such Indemnified Party shall pay to the Indemnifying Party an amount equal to the difference (if any) between (1) the sum of the amount of those insurance proceeds or other amounts received and the amount of the payment by such Indemnifying Party pursuant to this Section 8 with respect to such Damages and (2) the amount necessary to fully and completely indemnify and hold harmless such Indemnified Party from and against such Damages.

8.7 Indemnification Payment. Upon the final determination of liability and the amount of the indemnification payment under this Section 8, the appropriate Party shall pay to the other in immediately available funds, within [**] days after such determination, the amount of any claim for indemnification made hereunder.

8.8 Survival. The provisions of this Section 8 shall survive any expiration or earlier termination of this Agreement with respect to actions of the Parties during the term of the Agreement. Each Indemnified Party’s rights under this Section 8 shall not be deemed to have been waived or otherwise affected by such Indemnified Party’s waiver of the breach of any representation, warranty, agreement or covenant contained in or made pursuant to this Agreement, unless such waiver expressly and in writing also waives any or all of the Indemnified Party’s right under Section 8.

8.9 Insurance. GenSight, at its sole cost and expense, will insure its activities in connection with any work performed hereunder and will obtain, keep in force, and maintain the following insurance:

(a) Commercial Form General Liability Insurance (contractual liability included) with limits as follows:

Each Occurrence	$ [**]
Products/Completed Operations Aggregate.	$ [**]
Personal and Advertising injury	$ [**]
General Aggregate	$ [**]

(b) If the above insurance is written on a claims-made form, it shall continue for [**] years following termination or expiration of this Agreement. The insurance shall have a retroactive date of placement prior to or coinciding with the Effective Date of this Agreement; and

(c) Worker’s Compensation as legally required in the jurisdiction in which GenSight is doing business.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

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(d) The coverage and limits referred to in Subsections 8.9(a) and 8.9(b) above will not in any way limit the liability of GenSight under this Section 8. Upon the execution of this Agreement, GenSight will furnish Avalanche with certificates of insurance evidencing compliance with all requirements. Such certificates will:

(i) provide for [**] days [**] days for non-payment of premium) advance written notice to Avalanche of any cancellation of insurance coverage; GenSight will promptly notify Avalanche of any material modification of the insurance coverage;

(ii) indicate that Avalanche has been endorsed as an additional insured under the coverage described above; and

(iii) include a provision that the coverage will be primary and will not participate with, nor will be excess over, any valid and collectable insurance or program of self-insurance maintained by Avalanche.

8.10 Avalanche will promptly notify GenSight in writing of any claim or suit brought against Avalanche for which Avalanche intends to invoke the provisions of this Section 8. GenSight will keep Avalanche informed of its defense of any claims pursuant to this Section 8.

9.	TERM AND TERMINATION

9.1 Term. The term of this Agreement shall begin upon the Effective Date and, unless sooner terminated as hereinafter provided, shall continue in full force and effect on a country-by-country basis until GenSight, its Affiliates and Sublicensees have no remaining royalty obligations in a country as set forth in Section 4.5, at which time the Agreement shall expire in such country.

9.2 Termination. Anything herein to the contrary notwithstanding, this Agreement may be terminated as follows:

(a) GenSight Voluntary Termination. GenSight may terminate this Agreement at any time by giving ninety (90) days prior written notice to Avalanche of its intention to terminate.

(b) Avalanche may terminate this Agreement in part or its entirety effective immediately upon written notice to GenSight if any of the following events occurs:

(i) GenSight assigns this Agreement in violation of Section 10.8 (Assignment); or

(ii) GenSight breaches its obligation of Diligence provided in Section 3.1(c) provided that any failure by GenSight in the performance of such obligation of Diligence shall be excused to the extent and only for so long that such failure is a [**].

(c) Termination for Insolvency. If either GenSight or Avalanche (1) makes a general assignment for the benefit of creditors or becomes insolvent; (2) files an insolvency petition in bankruptcy; (3) petitions for or acquiesces in the appointment of any receiver, trustee or similar officer to liquidate or conserve its business or any substantial part of its assets; (4) commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation or any other similar proceeding for the release of financially distressed debtors; or (5) becomes a Party to any proceeding or action of the type described above in (3) or (4) and such proceeding or action remains undismissed or unstayed for a period of more than [**] days, then the other Party may by written notice terminate this Agreement in its entirety with immediate effect.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

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(d) Termination for Default.

(i) GenSight and Avalanche each shall have the right to terminate this Agreement in its entirety with respect to a Licensed Product for default upon the other Party’s uncured failure to comply in any material respect with the terms and conditions of this Agreement (each, a “Material Breach”). At least [**] days prior to any such termination for a Material Breach, the Party seeking to so terminate shall give the other written notice of its intention to terminate this Agreement in accordance with the provisions of this Section 9.2(d), which notice shall set forth the Material Breach(es) which form the basis for such termination. If the defaulting Party fails to correct such Material Breach(es) within [**] days after receipt of notification, or if the same cannot reasonably be corrected or remedied within [**] days, then if the defaulting Party has not commenced curing said Material Breach(es) within said [**] days and is not diligently pursuing completion of same, then such Party immediately may terminate this Agreement with respect to such Licensed Product. In determining whether a default is material, the following circumstances may be considered: (i) the extent to which the non-defaulting party is deprived of the benefit of the Agreement; (ii) the extent to which the non-defaulting party can be adequately compensated for the benefit of which it will be deprived; (iii) the extent to which the defaulting party will suffer forfeiture; (iv) whether the defaulting party has offered to perform or otherwise cure the default and the likelihood that the defaulting party will in fact perform or cure the default; and (v) the extent to which the defaulting party was at fault for the failure to perform and whether its conduct is compliant with standards of good faith and fair dealing.

(ii) This Section 9.2(d) shall not be an exclusive remedy and shall not be in lieu of any other remedies available to a Party hereto for any default hereunder on the part of the other Party.

9.3 Effect of Termination.

(a) On the effective date of expiration or termination of this Agreement (the “Termination Date”), the License granted by Avalanche to GenSight under this Agreement will be revoked and GenSight will cease all further development, use, manufacture, sale, commercialization, or importation of the Licensed Products, except as provided in this Section. Unless this Agreement is terminated by Avalanche pursuant to Sections 9.2(b) or 9.2(c) GenSight may [**], provided that GenSight pays [**] in accordance with [**].

(b) In the event this Agreement terminates under Section 9.2(b)(ii), for GenSight’s insolvency under Section 9.2(c) or for GenSight’s breach under 9.2 (d) (but not if GenSight’s breach under 9.2(d) is due to a breach of its obligations under Sections 2, 4, 8 or 10.1), Avalanche shall [**] any GenSight Sublicensee under the Licensed Patents shall become a direct licensee of Avalanche provided that: (a) such sublicense complies with the terms of Section 2.2; (b) such Sublicensee is in compliance with its sublicense agreement with GenSight as of the date of such termination; (c) the Sublicensee shall be subject to the same non-financial terms and conditions as those in this Agreement, except that Avalanche will not be bound to perform any duties or obligations set forth in any sublicense agreement that extend beyond the duties and obligations of Avalanche set forth in this Agreement; and (d) the Sublicensee shall pay Avalanche any other monetary payments it would have paid to GenSight under its Sublicense with GenSight, except that such Sublicensee (or if there is at such time more than one Sublicensee of GenSight such Sublicensees severally and jointly) shall at least be required to make any other monetary payment(s) that, had this Agreement not been terminated, GenSight would have been required to make under this Agreement.

(c) In the event this Agreement terminates under 9.2 (d) due to a breach of GenSight’s obligations under Sections 2, 4, 8 or 10.1, upon request of any GenSight Sublicensee as soon as reasonably practicable, but no later than [**] days of request by such GenSight Sublicensee, Avalanche and the GenSight Sublicensee shall negotiate in good faith the terms under which such GenSight Sublicensee shall become a direct licensee of Avalanche under the Licensed Patents provided that: (a) such sublicense complies with the terms of Section 2.2;

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(b) such Sublicensee is in compliance with its sublicense agreement with GenSight as of the date of such termination; (c) such Sublicensee has not contributed in any way to the breach of GenSight’s obligations under Sections 2, 4, 8 or 10.1; (d) the Sublicensee shall be subject to the same non-financial terms and conditions as those in this Agreement, except that Avalanche will not be bound to perform any duties or obligations set forth in any sublicense agreement that extend beyond the duties and obligations of Avalanche set forth in this Agreement; (e) the Sublicensee shall pay Avalanche any other monetary payments it would have paid to GenSight under its Sublicense with GenSight, except that such Sublicensee (or if there is at such time more than one Sublicensee of GenSight such Sublicensees severally and jointly) shall at least be required to make i) any other monetary payment(s) that, had this Agreement not been terminated, GenSight would have been required to make under this Agreement, and where appropriate ii) any other monetary payment(s) the default of which have caused a breach of GenSight’s obligations under Sections 4.

9.4 Continuing Obligations. Termination of this Agreement for any reason shall not relieve the Parties of any obligation accruing prior thereto or any ongoing obligations hereunder with respect to the Licensed Product and shall be without prejudice to the rights and remedies of either Party with respect to any antecedent breach of the provisions of this Agreement. Without limiting the generality of the foregoing, no termination of this Agreement, whether by lapse of time or otherwise, shall serve to terminate the obligations of the Parties hereto under subsections 1, 2.2(c), 2.5, 2.7 (with respect to any improvement licensed to Avalanche prior to termination), 3.l(d), 3. l(e), 4.7, 5.2, 5.3, 5.4, 5.5, 5.6, 8.1 through 8.8 (with respect to acts or omissions that occurred during the term of the Agreement), 9.3, 9.4 and 10 hereof, and such obligations shall survive any such termination.

10.	GENERAL

10.1 Confidentiality.

(a) GenSight shall treat as confidential any unpublished applications included in the Licensed Patents and all other information of Avalanche of which GenSight becomes aware (whether in writing or orally or by observation during visits to Avalanche facilities) in connection with this Agreement (collectively, “Avalanche Proprietary Information”). GenSight shall neither disclose Avalanche Proprietary Information to any third party nor use Avalanche Proprietary Information for any purpose other than as set forth in this Agreement. Avalanche shall treat as confidential all information of GenSight (including information received by GenSight from its Affiliates or Sublicensees) of which Avalanche becomes aware (whether in writing or orally or by observation during visits to Avalanche facilities) in connection with this Agreement (collectively, “GenSight Proprietary Information”). Avalanche shall neither disclose GenSight Proprietary Information to any third party nor use GenSight Proprietary Information for any purpose other than as set forth in this Agreement. “Third party” for purposes of this Section shall not include a consultant of either party with whom a party shares information on a need to know basis and which the party binds to terms of confidentiality as outlined above. Both GenSight and Avalanche shall each undertake reasonable efforts to ensure that their respective employees are aware of and comply with the obligations of confidentiality and non-use set forth herein.

(b) Nothing contained herein will in any way restrict or impair the ability of a Party to which Proprietary Information is disclosed (the “Using Party”) to use, disclose or otherwise deal with any Proprietary Information of the other Party which:

(i) at the time of disclosure is known to the public or thereafter becomes known to the public by publication or otherwise through no fault of the Using Party;

(ii) the Using Party can establish by competent written proof was in its possession prior to the time of the disclosure and was not obtained directly or indirectly from the other Party; or

(iii) is independently made available as a matter of right to the Using Party by a third party who is not thereby in violation of a confidential relationship with the other Party.

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(c) Notwithstanding the foregoing, either Party may disclose Proprietary Information that is required to be disclosed by legal requirement or regulatory process; provided, in each case that the Using Party timely informs the other Party of such disclosure and uses reasonable efforts to limit the disclosure and maintain confidentiality to the extent possible and permits the other Party to intervene and contest or attempt to limit the disclosure.

(d) GenSight shall obtain no right or license of any kind under the Avalanche Proprietary Information except as set forth in this Agreement. Avalanche shall obtain no right or license of any kind under the GenSight Proprietary Information except as set forth in this Agreement.

10.2 Publicity. Neither Party will, without the prior written approval of the other Party, issue any press release, advertising, or public statement regarding this Agreement or the relationship between the Parties without the prior consent of the other Party. Neither Party may disclose the terms of this Agreement to any third party (other than its attorneys, accountants, and other professional advisors under a duty of confidentiality) without the prior consent of the other Party except (a) as may be required by a court order or a governmental agency with jurisdiction, provided that before making such a disclosure, the Party making the disclosure first notifies the other Party to give the other Party an opportunity to limit such disclosure or seek a protective order, (b) in connection with a proposed assignment of this Agreement to a third party for which the other Party’s prior consent is not necessary under Section 10.7 (Assignment) and (c) in connection with a proposed sublicense to a third party under Section 2.2 (Further Sublicenses), provided that the third party has a duty to maintain the confidentiality of the terms of this Agreement.

10.3 Cooperation. If either Party shall become engaged in or participate in any investigation, claim, litigation or other proceeding with any third party, including any proceeding before a Regulatory Authority, relating in any way to the Licensed Product or any of the Licensed Patents the other Party shall cooperate in all reasonable respects with such Party in connection therewith, including, without limitation, using its reasonable efforts to make available to the other Party such Party’s employees who may be helpful with respect to such investigation, claim, litigation or other proceeding.

10.4 Notices. Any notice, approval, authorization, consent, or other communication required or permitted to be delivered to either Party under this Agreement must be in writing and will be deemed properly delivered, given, and received (a) when delivered by hand, or (b) two business days after delivered by courier or express delivery service or by facsimile to the address or facsimile number set forth beneath the name of such Party below (or to such other address or facsimile number as such Party may have specified in a written notice to the other Party):

If to GenSight, to:	If to Avalanche, to:

GenSight Biologics, S.A.	Avalanche Biotechnologies, Inc.
89, rue du Faubourg ST Antoine	665 Third Street,
75011 Paris	San Francisco, CA 94107
Attn: Bernard Gilly	Attn: Thomas Chalberg
Fax: +33 1 43 42 05 26	Fax: 650-362-1908
Email: [**]	Email: [**]

10.5 Expenses. Avalanche and GenSight shall each bear their own direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and, except as set forth in this Agreement, the performance of the obligations contemplated hereby.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

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10.6 Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York in all respects as such laws are applied to agreements among New York residents entered into and performed entirely within New York, without giving effect to conflict of law principles thereof that would result in the application of the laws of any other jurisdiction.

10.7 Dispute Resolution.

(a) Any controversy or claim arising out of or relating to this Agreement, including any question regarding its existence, validity, or termination, including any such controversy or claim involving the parent company, subsidiaries, or Affiliates under common control of any Party (a “Dispute”) shall be governed by this Section 10.7. A Party that wishes to initiate the dispute resolution process shall send written notice to the other Party with a summary of the controversy and a request to initiate these dispute resolution procedures. The relevant representatives of each party tasked with the implementation of this Agreement shall meet to attempt in good faith to negotiate a resolution of the dispute prior to pursuing other available remedies. If such representatives cannot promptly resolve the issue, they will refer the dispute to the chief executive officers of the parties, or their designees, for resolution during a period of [**] days. If the Parties are unable to reach agreement with respect to a Dispute between the Parties within such period of time, then such Dispute shall be resolved as described in Section 10.7(b).

(b) If a dispute between the Parties is not resolved within [**] days after having been submitted to the senior officers of each Party pursuant to Section 11.2, or such other time as mutually agreed upon in writing by the Parties, the matter shall be settled by binding arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining (available at www.adr.org), except where those rules conflict with this provision, in which case this provision controls. The arbitrator shall be neutral, independent of both Parties, and experienced in the subject matter of the dispute and in dispute resolution chosen by mutual agreement of the Parties, or, if the Parties cannot agree on an arbitrator, as assigned by the AAA. Any court with jurisdiction shall enforce this clause and enter judgment on any award. Notwithstanding the foregoing, any Disputes regarding the enforceability, inventorship, validity or scope of patent rights shall be submitted for resolution by a court of competent jurisdiction and shall not be subject to this Section 10.7 (but they shall be subject to Section 10.7(a)). The arbitration shall be held in New York, NY and in rendering the award the arbitrator must apply the substantive law of the state of New York (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act. Within [**] days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than [**] months from selection of the arbitrator. Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule. Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevins, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration. THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES (EXCEPT WITH REGARD CONSEQUENTIAL DAMAGES FOR DAMAGES ARISING OUT OF A BREACH OF A CONFIDENTIALITY OBLIGATION), AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES. NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS. The language to be used in the arbitral proceedings shall be English. All aspects of the arbitration shall be treated as confidential. Neither the parties nor the arbitrators may disclose the existence, content or results of the arbitration, except as necessary to comply with legal or regulatory requirements. Before making any such disclosure, a party shall give written notice to the other party and shall afford such party a reasonable opportunity to protect its interests.

[**]	Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

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10.8 Assignment. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and assigns; provided, however, that neither Avalanche nor GenSight may assign any of its rights, duties or obligations hereunder without the prior written consent of the other, which consent may be withheld in the other’s sole discretion, except that no prior written consent shall be required in the event that a third party acquires substantially all of the assets or outstanding shares of, or merges with, GenSight or Avalanche, as the case may be. No assignment of this Agreement or of any rights hereunder shall relieve the assigning Party of any of its obligations or liability hereunder.

10.9 Remedies. The rights and remedies of the Parties will be cumulative (and not alternative). If any legal action is brought to enforce this Agreement, the prevailing Party will be entitled to receive its attorneys’ fees, court costs, and other collection expenses, in addition to any other relief it may receive.

10.10 Waiver. Any term or provision of this Agreement may be waived at any time by the Party entitled to the benefit thereof by a written instrument executed by such Party. No delay on the part of Avalanche or GenSight in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of either Avalanche or GenSight of any right, power or privilege hereunder operate as a waiver of any other right, power or privilege hereunder nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder.

10.11 Amendment. This Agreement may not be amended, modified, altered, or supplemented other than by means of a written instrument duly executed and delivered on behalf of both GenSight and Avalanche.

10.12 Severability. If any provision of this Agreement, or the application of any such provision to any person or set of circumstances, is determined to be invalid, unlawful, void, or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to persons or circumstances other than those as to which it is determined to be invalid, unlawful, void, or unenforceable, will not be impaired or otherwise affected, and will continue to be valid and enforceable to the fullest extent permitted by law.

10.13 Survival of Representations. Each of the representations and warranties made in this Agreement shall survive the expiration or termination of this Agreement only with respect to activities conducted or events occurring prior to the expiration or termination of the Agreement.

10.14 Independent Contractors. This Agreement is not intended to establish any partnership, joint venture, employment, or other relationship between the Parties except that of independent contractors.

10.15 Bankruptcy Code. The Parties acknowledge and agree that this Agreement is a contract under which Avalanche is a licensor of intellectual property as provided in Section 365(n) of Title 11, United States Code (the “Bankruptcy Code”). Avalanche acknowledges that if Avalanche, as a debtor in possession, or a trustee in bankruptcy in a case under the Bankruptcy Code, rejects this Agreement, GenSight may elect to retain its rights under this Agreement as provided in Section 365(n) of the Bankruptcy Code. Upon written request of GenSight to Avalanche or the Bankruptcy Trustee, Avalanche or such Bankruptcy Trustee will not interfere with the rights of GenSight as provided in this Agreement.

10.16 Construction. The section headings in this Agreement are for convenience of reference only, will not be deemed to be a part of this Agreement, and will not be referred to in connection with the construction or interpretation of this Agreement. Any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will not be deemed to be terms of limitation, but rather will be deemed to be followed by the words “without limitation.” Except as otherwise

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expressly indicated, all references in this Agreement to “Sections” and “Exhibit” are intended to refer to Sections of this Agreement and Exhibit to this Agreement. This Agreement may be executed in several counterparts, each of which will constitute an original and all of which, when taken together, will constitute one agreement.

10.17 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute a single instrument. A facsimile, PDF or any other type of copy of an executed version of this agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

10.18 Export Law. GenSight shall comply with all applicable export and import control laws and regulations in its manufacturing, use, and distribution of the Licensed Products. In particular, GenSight shall not export or re-export the Licensed Products or any technical data or confidential information derived from or pertaining to the Licensed Products, Licensed Patents without all required U.S. and foreign government licenses.

10.19 Force Majeure. Each of the parties hereto shall be excused from the performance of its obligations hereunder (except the payment of money) in the event such performance is prevented by force majeure, provided that the non-performing party promptly provides notice of the prevention to the other party. Such excuse shall be continued so long as the condition constituting force majeure continues and the non-performing party makes reasonable efforts to remove the condition . For the purposes of this Agreement, force majeure shall mean any act of God, fire, casualty, flood, war, earthquake, strike, failure of public utilities , any act, exercise, assertion or requirement of governmental authority, accident, epidemic, destruction of facilities, or such other similar occurrences beyond the control of the party affected.

10.20 Entire Agreement. This Agreement, including all exhibits hereto, sets forth the entire understanding of the Parties relating to the subject matter hereof and supersedes all prior agreements and understandings between the Parties relating to the subject matter hereof.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the Effective Date.

GENSIGHT BIOLOGICS, S.A.		AVALANCHE BIOTECHNOLOGIES, INC.

By:	/s/ Bernard Gilly	By:	/s/ Thomas Chalberg
Name:	Bernard Gilly	Name:	Thomas Chalberg
Title:	CEO	Title:	CEO

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EXHIBIT A

PART 1—LICENSED PATENTS:

[**]	[**]	[**]

PART II—AAV2 7m8 sequence:

[**].

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.

EXHIBIT B

HEAD LICENSE

[To be provided under separate cover]

EXHIBIT C

DEVELOPMENT PLAN MILESTONES

Strategic milestones of the development plan of GenSight gene therapy product for Retinitis Pigmentosa.

[**]

[**] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission.